SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

Informatica Corporation
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 17, 2007

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Informatica Corporation, a Delaware corporation (“Informatica”), will be held on Thursday, May 17, 2007 at 3:00 p.m., Pacific Time, at Informatica’s corporate headquarters, 100 Cardinal Way, Redwood City, CA 94063, for the following purposes:

1.	To elect three Class I directors for a term of three years or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as Informatica’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

     These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

     Only holders of record of Informatica’s common stock at the close of business on March 30, 2007, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone by calling the toll-free number as instructed on the enclosed proxy card or (3) by mail by completing, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope enclosed for such purpose. For further details, please see the section entitled “Voting” on page two of the accompanying Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card.

By Order of the Board of Directors of Informatica Corporation

Sohaib Abbasi Chairman & Chief Executive Officer

Redwood City, California
April 6, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY (1) USING THE INTERNET, (2) TELEPHONE OR (3) COMPLETING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

INFORMATICA CORPORATION
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PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS
_______________

PROCEDURAL MATTERS

General

     This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the “Common Stock”), of Informatica Corporation, a Delaware corporation (“Informatica” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Informatica for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 17, 2007 at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at Informatica’s corporate offices, located at 100 Cardinal Way, Redwood City, CA 94063. The telephone number at that location is (650) 385-5000.

     This Proxy Statement, the accompanying form of proxy card and the Company’s 2006 Annual Report to Stockholders are first being mailed on or about April 6, 2007 to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote; Record Date

     Only holders of record of Informatica’s Common Stock at the close of business on March 30, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, there were 86,990,410 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of preferred stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Informatica’s Common Stock, see the section of this Proxy Statement entitled “Security Ownership by Principal Stockholders and Management.”

Quorum; Required Vote

     The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Stockholders are counted as present at the meeting if they (1) are present in person or (2) have properly submitted a proxy card or voted by telephone or by using the Internet.

     A plurality of the votes duly cast is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. An abstaining vote is deemed to be a “vote cast” and has the same effect as a vote cast against approval of a proposal requiring approval by a majority of the votes cast. However, broker “non-votes” are not deemed to be “votes cast.” As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting

     Voting by telephone or the Internet. A stockholder may vote his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a stockholder votes by telephone or via the Internet, his or her vote is recorded immediately. Informatica encourages its stockholders to vote using these methods whenever possible.

     Voting by proxy card. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

     Voting by attending the meeting. A stockholder may also vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring proof of identification for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

     Changing vote; revocability of proxy. If a stockholder has voted by telephone or the Internet or by sending a proxy card, such stockholder may change his or her vote before the Annual Meeting.

     A stockholder that has voted by telephone or the Internet may change his or her vote by making a timely and valid later telephone or Internet vote, as the case may be.

     Any proxy card given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy card may be revoked by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent so as to be delivered to Informatica Corporation, 100 Cardinal Way, Redwood City, CA 94063, Attention: Corporate Secretary.

Expenses of Solicitation

     Informatica will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter, e-mail, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Procedure for Submitting Stockholder Proposals

     Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials. Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2008 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than December 8, 2007 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     Requirements for stockholder proposals to be brought before an annual meeting. In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for the Company’s Board of Directors, see the procedures discussed in “Proposal One — Election of Directors — Corporate Governance Matters.”

     The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

     The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2008 annual stockholder meeting will start on January 22, 2008 and end on February 21, 2008.

     If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at such meeting.

     A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Informatica Corporation, 100 Cardinal Way, Redwood City, CA 94063, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

     The Company’s Board of Directors is currently comprised of eight members who are divided into three classes with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Three directors shall be elected at the Annual Meeting.

Nominees for Class I Directors

     Three Class I directors are to be elected at the Annual Meeting for a three-year term ending in 2010. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Janice D. Chaffin, Carl J. Yankowski and Charles J. Robel for re-election as Class I directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the re-election of Ms. Chaffin, Mr. Yankowski and Mr. Robel. The Company expects that Ms. Chaffin, Mr. Yankowski and Mr. Robel will accept such nomination; however, in the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until such director’s term expires in 2010 or until such director’s successor has been elected and qualified.

     The Board of Directors recommends a vote “FOR” the nominees listed above.

Information Regarding Nominees and Other Directors

Nominees for Class I Directors for a Term Expiring in 2010

Name	Age	Principal Occupation and Business Experience
Janice D. Chaffin	52

Chief Marketing Officer, Symantec Corp. Ms. Chaffin has been a Director of the Company since December 2001. From May 2003 to the present, Ms. Chaffin has served as Chief Marketing Officer at Symantec Corp., an internet security technology company. From July 1981 to May 2003, Ms. Chaffin was employed at Hewlett-Packard Company, a technology solutions company, where her last position was Vice President. Ms. Chaffin holds a B.A. from the University of California, San Diego, and an M.B.A. from the University of California, Los Angeles.

Carl J. Yankowski	58

Principal, Westerham Group, LLC. Mr. Yankowski has been a Director of the Company since July 2003. From November 2001 to the present, Mr. Yankowski has served as a principal at Westerham Group, a management and consulting company. From March 2002 to the present, Mr. Yankowski has served as Executive Chairman of CRF, Inc., a leading electronic patient diaries company. From August 2004 to July 2005, Mr. Yankowski served as Chairman and Chief Executive Officer of Majesco Entertainment, a provider of diversified applications and content for digital entertainment platforms. From November 1999 to November 2001, he served as Chief Executive Officer of Palm, Inc., a handheld devices and solutions company. Prior to that, he was Chief Executive Officer of Reebok Brand at Reebok International, a sports footwear and apparel company, and President and COO of Sony Electronics. Mr. Yankowski holds two B.S. degrees in electrical engineering and management from Massachusetts Institute of Technology. Mr. Yankowski also served on the Board of Directors of Novell from June 2001 to February 2003, and currently serves on the Board of Directors of several privately-held companies.

Charles J. Robel	57

Chairman, McAfee, Inc. Mr. Robel has been a Director of the Company since November 2005. Mr. Robel has been Chairman of the Board of McAfee, Inc. since October 2006. From June 2000 to December 2005, Mr. Robel was a General Partner and Chief of Operations for Hummer Winblad Venture Partners. From January 1974 to May 2000, Mr. Robel was a Partner with PricewaterhouseCoopers, LLP. From mid 1995 to May 2000, Mr. Robel led PricewaterhouseCoopers’ High Technology Transaction Services Group in Silicon Valley where he advised on strategy, valuation and structuring for mergers and acquisitions. From May 1985 to mid 1995, Mr. Robel was the Partner in charge of the Software Industry Group at PricewaterhouseCoopers, LLP in Silicon Valley, and prior to that, Mr. Robel was with PricewaterhouseCoopers, LLP in Los Angeles and Phoenix. Mr. Robel holds a B.S. degree in accounting from Arizona State University. Mr. Robel serves on the Board of Directors of Adaptec, Inc. and McAfee, Inc. and serves as Chairman of the Audit Committee of both McAfee and Adaptec. Mr. Robel also serves on the Board of Directors of several privately-held companies.

Incumbent Class II Directors Whose Term Expires in 2008

Name	Age	Principal Occupation and Business Experience
A. Brooke Seawell	59

Venture Partner, New Enterprise Associates. Mr. Seawell has been a Director of the Company since December 1997. Mr. Seawell has been a Venture Partner with New Enterprise Associates, a venture capital firm, since January 2005. From February 2000 to December 2004, Mr. Seawell was a Partner with Technology Crossover Ventures, a venture capital firm. From January 1997 to August 1998, Mr. Seawell was Executive Vice President of NetDynamics, an applications server software company, which was acquired by Sun Microsystems. From March 1991 to January 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys, an electronic design automation software company. Mr. Seawell holds a B.A. degree in economics and an M.B.A. degree in finance from Stanford University. Mr. Seawell serves on the Board of Directors of NVIDIA Corporation and a number of privately-held companies.

Mark A. Bertelsen	62

Senior Partner, Wilson Sonsini Goodrich & Rosati. Mr. Bertelsen has been a Director of the Company since September 2002. Mr. Bertelsen joined Wilson Sonsini Goodrich & Rosati in 1972, and was the firm’s Managing Partner from 1990 to 1996. He received his law degree (J.D.) from Boalt Hall School of Law, University of California, Berkeley, in 1969, and a B.A. in political science from the University of California, Santa Barbara, in 1966. Mr. Bertelsen also serves on the Board of Directors of Autodesk, Inc. Mr. Bertelsen is a Trustee of the U.C. Santa Barbara Foundation and served as its Chair from 2001–2003.

Incumbent Class III Directors Whose Term Expires in 2009

Name	Age	Principal Occupation and Business Experience
David W. Pidwell	59

Venture Partner, Alloy Ventures. Mr. Pidwell has been a Director of the Company since February 1996 and Lead Independent Director since March 2005. Mr. Pidwell has been a Venture Partner with Alloy Ventures, an early-stage venture capital firm, since 1996. From January 1988 to January 1996, Mr. Pidwell was President and Chief Executive Officer of Rasna Corporation, a software company. Mr. Pidwell holds a B.S. degree in electrical engineering and an M.S.I.S.E. degree in computer systems engineering from Ohio University and has completed three years of work at Stanford University on a Ph.D. in engineering economic systems. Mr. Pidwell also serves on the Board of Directors of a number of privately-held companies.

Sohaib Abbasi	50

Chairman and Chief Executive Officer of the Company. Mr. Abbasi has served as the Chief Executive Officer and President of the Company since July 2004, and Chairman of the Board since March 2005. Mr. Abbasi has been a Director of the Company since February 2004. From 2001 to 2003, Mr. Abbasi was Senior Vice President, Oracle Tools Division and Oracle Education at Oracle Corporation, which he joined in 1982. From 1994 to 2000, he was Senior Vice President Oracle Tools Product Division at Oracle Corporation. Mr. Abbasi graduated with honors from the University of Illinois at Urbana-Champaign in 1980, where he earned both a B.S. and an M.S. degree in computer science.

Geoffrey W. Squire,OBE	59

Chairman, The Innovation Group plc and Kognitio Ltd. Mr. Squire has been a Director of the Company since October 2005. Mr. Squire is presently the Chairman of Kognitio, a provider of business intelligence services, and of UK-based public company, The Innovation Group, a provider of business services to the global insurance community. From April 1997 to June 2005, Mr. Squire was Vice Chairman of VERITAS, a storage solutions software company. From June 1995 to April 1997, Mr. Squire was CEO of OpenVision, a systems management software company. Prior to OpenVision, Mr. Squire was responsible for the launch of Oracle UK, and served as the CEO of Oracle Europe and President of Oracle Worldwide Operations. A former president of the UK Computing Services & Software Association and the European Information Services Association, Mr. Squire holds an honorary doctorate from Oxford Brookes University and was awarded an Officer of the Order of the British Empire for his contributions to the information industry. Mr. Squire also serves on the Board of Directors of a number of privately-held companies.

Board Meetings and Committees

     During 2006, the Board of Directors held seven meetings (including regularly scheduled and special meetings), and no directors attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

     The Board of Directors currently has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategy Committee.

     Audit Committee. The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Seawell, Yankowski and Robel, each of whom is “independent,” as such term is defined for audit committee members by the listing standards of The NASDAQ Stock Market. The Board of Directors has determined that each of Messrs. Seawell, Yankowski and Robel is an “audit committee financial expert” as defined under the rules of the Securities Exchange Commission (the “SEC”). Mr. Seawell is the Chairman of the Audit Committee. The Audit Committee met nine times in 2006. The Audit Committee (1) provides oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, (2) assists the Board of Directors in oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the Company’s internal accounting and financial controls, and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Investor Relations” section of our website at http://www.informatica.com.

     Compensation Committee. The Compensation Committee currently consists of Ms. Chaffin and Messrs. Pidwell and Yankowski, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Pidwell is the chairman of the Compensation Committee. The Compensation Committee met four times in 2006. In addition to holding regular meetings, the Compensation Committee took action by written consent at various times during the course of 2006. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock plans and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Investor Relations” section of our website at http://www.informatica.com.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee currently consists of Messrs. Bertelsen, Pidwell and Seawell, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Bertelsen is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met one time in 2006. In addition, the Corporate Governance and Nominating Committee took action by written consent at various times during the course of 2006. This committee is responsible for developing general criteria regarding the qualifications and selection of Board members, recommending candidates for election to the Board of Directors, reviewing and making recommendations regarding the composition and mandate of Board committees, developing overall governance guidelines, and overseeing the performance and compensation of the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations of candidates for the Board of Directors submitted by the stockholders of the Company; for more information see the discussion in “Corporate Governance Matters.” The Corporate Governance and Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Investor Relations” section of our website at http://www.informatica.com.

     Strategy Committee. The Strategy Committee was established in January 2006 and currently consists of Ms. Chaffin and Messrs. Robel and Squire, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Squire is the Chairman of the Strategy Committee. This committee is responsible for assisting the Company’s Board of Directors and management to oversee the Company’s strategic plans.

     Lead Independent Director. Mr. Pidwell was appointed Lead Independent Director in March 2005, whereby he serves as a liaison between management and the other non-employee directors. As Lead Independent Director, Mr. Pidwell will, among other things, schedule and chair meetings of the independent directors. In addition, the independent directors may hold a closed session at regularly scheduled board meetings.

Director Compensation

     Cash Compensation. In 2006, non-employee members of the Board of Directors received (1) an annual retainer of $30,000, paid quarterly at the rate of $7,500 per quarter; (2) $15,000 paid quarterly at the rate of $3,750 per quarter for the Lead Independent Director (for 2006, Mr. Pidwell); (3) $15,000 per year for each member of the Audit Committee ($20,000 if such member is the chairperson); (4) $10,000 per year for each member of the Compensation Committee ($15,000 if such member is the chairperson); (5) $5,000 per year for each member of the Corporate Governance and Nominating Committee ($10,000 if such member is the chairperson) and (6) $5,000 per year for each member of the Strategy Committee ($10,000 if such member is the chairperson). For 2007 the annual retainer has been increased to $35,000 paid quarterly at the rate of $8,750 per quarter.

     Non-Employee Director Option Grants. Non-employee directors are eligible to receive options to purchase the Company’s Common Stock pursuant to the Company’s 1999 Non-Employee Director Stock Incentive Plan (the “1999 Director Plan”), which provides for annual automatic grants of nonstatutory stock options to continuing non-employee directors. Under the 1999 Director Plan, each non-employee director will automatically be granted a nonstatutory stock option grant of 60,000 shares of the Company’s Common Stock upon his or her initial election to the Board of Directors (“Initial Grant”). Immediately following each annual stockholders’ meeting, each non-employee director who continues to serve as a non-employee director following such annual meeting will automatically be granted a nonstatutory stock option to purchase 25,000 shares of the Company’s Common Stock (“Subsequent Grant”), as long as the director had been a non-employee director for at least six months prior to such annual meeting of stockholders. All options automatically granted to non-employee directors will have an exercise price equal to 100% of the fair market value on the date of grant. One third of the shares subject to the Initial Grant vests and becomes exercisable one year after the grant date and the remaining shares subject to the Initial Grant vest in equal monthly installments over the following 24-month period, such that the option is fully exercisable three years after its date of grant. Each Subsequent Grant vests and becomes 100% exercisable one year after the date such option is granted. In 2006, each of Ms. Chaffin and Messrs. Bertelsen, Pidwell, Seawell, Yankowski, Robel and Squire received Subsequent Grants.

     The following director compensation table includes the compensation elements that were earned by our directors for the 2006 Fiscal Year.

DIRECTOR COMPENSATION - FISCAL YEAR 2006 (1)

							Change in
							pension
							value and
							nonqualfied
	Fees earned					Non-equity	deferred
	or paid in		Stock	Options		incentive plan	compensation	All other
Name	cash($)		awards($)	awards($) (9)		compensation($)	earnings($)	compensation($)	Total($)
Mark Bertelsen	40,000	(2)	—	133,814	(10)	—	—	—	173,814
Janice Chaffin	45,000	(3)	—	119,759	(11)	—	—	—	164,759
David Pidwell	65,000	(4)	—	119,759	(12)	—	—		184,759
Charles Robel	50,000	(5)	—	268,271	(13)	—	—	—	318,271
Brooke Seawell	55,000	(6)	—	119,759	(14)	—	—	—	174,759
Geoff Squire	40,000	(7)	—	261,535	(15)	—	—	—	301,535
Carl Yankowski	55,000	(8)	—	132,842	(16)	—	—	—	187,842
____________________

(1)	Mr. Sohaib Abbasi is a director on the Company’s Board of Directors but he does not receive any compensation for such service beyond his compensation as an officer of the Company. Mr. Abbasi’s compensation as an officer is listed in the Summary Compensation Table.

(2)	Mr. Bertelsen is the chair of the Corporate Governance and Nominating Committee.

(3)	Ms. Chaffin is a member of the Compensation Committee and the Strategy Committee.

(4)	Mr. Pidwell is the chair of the Compensation Committee and a member of the Corporate Governance and Nominating Committee. Mr. Pidwell is also the Lead Independent Director.

(5)	Mr. Robel is a member of the Audit Committee and the Strategy Committee.

(6)	Mr. Seawell is the chair of the Audit Committee and a member of the Corporate Governance and Nominating Committee.

(7)	Mr. Squire is the chair of the Strategy Committee.

(8)	Mr. Yankowski is a member of the Compensation Committee and the Audit Committee.

(9)	These amounts reflect the 2006 SFAS No. 123(R) “Share-Based Payment” (“FAS 123(R)”) compensation cost incurred by the Company for all stock options granted prior to and including 2006 to the particular director and do not correspond to the actual value that could or will be recognized by the particular individual. Please refer to Note 2 in the Company’s report on Form 10-K for the year ended December 31, 2006 for our assumptions related to the FAS 123(R) compensation cost calculations. The calculations reflected in this table do not include any forfeiture rate estimates. The grant date fair value of each of the grants to the directors in 2006 (each received 25,000 options on May 18, 2006) is $147,648. As of December 31, 2006, the aggregate options held by each director are: (1) Mark Bertelsen - 195,000 options; (2) Janice Chaffin - 95,000 options; (3) David Pidwell - 95,000 options; (4) Chuck Robel - 85,000 options; (5) Brooke Seawell - 275,000 options; (6) Geoff Squire - 85,000 options; and (7) Carl Yankowski - 115,200 options.

(10)	The included grants are as follows: 100,000 options granted on September 3, 2002 with an exercise price of $4.51 with a four year vesting period, 25,000 options granted on May 26, 2005 with an exercise price of $8.65 with a one year vesting period and 25,000 options granted on May 18, 2006 with an exercise price of $13.98 with a one year vesting period.

(11)	The included grants are as follows: 25,000 options granted on May 26, 2005 with an exercise price of $8.65 with a one year vesting period and 25,000 options granted on May 18, 2006 with an exercise price of $13.98 with a one year vesting period.

(12)	The included grants are as follows: 25,000 options granted on May 26, 2005 with an exercise price of $8.65 with a one year vesting period and 25,000 options granted on May 18, 2006 with an exercise price of $13.98 with a one year vesting period.

(13)	The included grants are as follows: 60,000 options granted on November 16, 2005 with an exercise price of $11.94 with a three year vesting period and 25,000 options granted on May 18, 2006 with an exercise price of $13.98 with a one year vesting period.

(14)	The included grants are as follows: 25,000 options granted on May 26, 2005 with an exercise price of $8.65 with a one year vesting period and 25,000 options granted on May 18, 2006 with an exercise price of $13.98 with a one year vesting period.

(15)	The included grants are as follows: 60,000 options granted on October 20, 2005 with an exercise price of $11.95 with a three year vesting period and 25,000 options granted on May 18, 2006 with an exercise price of $13.98 with a one year vesting period.

(16)	The included grants are as follows: 60,000 options granted on July 15, 2003 with an exercise price of $7.56 with a three year vesting period, 25,000 options granted on May 26, 2005 with an exercise price of $8.65 with a one year vesting period and 25,000 options granted on May 18, 2006 with an exercise price of $13.98 with a one year vesting period.

Corporate Governance Matters

     Code of Business Conduct. We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our principal executive officer and senior financial and accounting officers), and employees. You can find our Code of Business Conduct in the “Investor Relations” section of our website at http://www.informatica.com. We will post any amendments to the Code of Business Conduct, as well as any waivers, that are required to be disclosed by the rules of either the SEC or The NASDAQ Stock Market on our website.

     Independence of the Board of Directors. The Board of Directors has determined that, with the exception of Sohaib Abbasi, who is the Chief Executive Officer and President of Informatica, all of its members are “independent directors” as defined in the listing standards of The NASDAQ Stock Market. In making this determination, the Board considered that Mark A. Bertelsen is a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). During fiscal 2006, WSGR provided legal services to the Company and received payments from the Company  of approximately $0.7 million. We believe the services performed by WSGR were provided in the ordinary course of business on terms no more or less favorable than those available from unrelated parties.

     Contacting the Board of Directors. Stockholders and other individuals may communicate with the Board of Directors by submitting either an e-mail to board@informatica.com or a written communication addressed to the Board of Directors (or specific board member) Informatica Corporation, 100 Cardinal Way, Redwood City, California 94063. E-mail communications that are intended for a specific director should be sent to the e-mail address above to the attention of the applicable director.

     Attendance at annual stockholder meetings by the Board of Directors. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, the Company encourages, but does not require, directors to attend. Two directors attended the Company’s 2006 annual meeting of stockholders.

     Process for recommending candidates for election to the Board of Directors. The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Informatica Corporation,

Corporate Secretary, 100 Cardinal Way, Redwood City, CA 94063 and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of the Company’s Common Stock.

     The Committee’s general criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees, are as follows:

  The Committee regularly reviews the current composition and size of the Board of Directors.

  In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as personal character, judgment, expertise, business experience, length of service, independence and other commitments, and (3) such other factors as the Committee may consider appropriate.

  While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the enterprise software industry and Informatica’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

  In evaluating and identifying candidates, the Committee has the authority to retain third-party search firms with regard to candidates who are properly recommended by stockholders or by other means. The Committee will review the qualifications of any such candidate, this review may, in the Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

  The Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

  After completing its review and evaluation of director candidates, the Committee recommends to the full Board of Directors the director nominees for selection.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders do not ratify the appointment of E&Y, the Audit Committee may reconsider its selection.

     E&Y has audited the Company’s financial statements since the Company’s inception. A representative of E&Y is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote “FOR” this proposal.

Accounting Fees

     The following table shows the fees paid or accrued by the Company for the audit and other services provided by E&Y for fiscal years 2005 and 2006.

	Fiscal Year
	2005	2006
Audit Fees (1)	$1,214,000	$1,796,000
Audit-Related Fees (2)	79,000	499,000
Tax Fees (3)	1,168,000	1,609,000
All Other Fees	—	—
Total	$2,461,000	$3,904,000
____________________

(1)	Audit fees are for professional services rendered for the audit of the Company’s annual financial statements and reviews of its quarterly financial statements. This category also includes fees for international statutory audits, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews and attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). The increase in fees in 2006 compared to 2005 was primarily due to an increase in the size and complexity of the Company.

(2)	These are fees for assurance and related services performed by E&Y that are reasonably related to the performance of the audit or review of Informatica’s financial statements, which include fees for accounting consultations, internal control reviews and attest services not required by statute or regulation. The increase in fees from $79,000 in 2005 to $499,000 in 2006 was primarily due to consulting services related to (i) acquisitions, (ii) issuance of Convertible Senior Notes and (iii) adoption of FAS 123(R). The 2005 fees were inadvertently stated as $155,000 in the 2006 Proxy Statement.

(3)	These are fees for professional services performed by E&Y with respect to tax compliance and tax planning and advice. Tax compliance includes preparation of original and amended tax returns for the Company, refund claims, tax payment planning and tax audit assistance. Tax compliance fees totaled $263,000 and $660,000 for fiscal years 2005 and 2006, respectively. The increase in compliance fees in 2006 compared to 2005 was due to an increase in the size and complexity of the Company as well as its profitability. Tax planning and advice includes tax strategy planning and modeling, merger and acquisition related projects, intellectual property tax issues, intercompany and transfer pricing design and foreign employee tax matters. Tax planning and advice totaled $905,000 and $949,000 for fiscal years 2005 and 2006, respectively. The increase in tax planning and advice fees in 2006 compared to 2005 was primarily due to an acquisition that occurred in early 2006.

Pre-Approval of Audit and Non-Audit Services

     All audit and non-audit services provided by E&Y to the Company must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by E&Y. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by E&Y during the year. During the first quarter of each year, the Audit Committee is presented with an updated listing of approved services highlighting any new audit and non-audit services to be provided by E&Y. The Audit Committee reviews these listings and approves the services outlined therein if such services are acceptable to the Audit Committee.

     To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect E&Y’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at the subsequent Audit Committee meeting.

     All E&Y services and fees in 2005 and 2006 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of Informatica’s Common Stock as of March 1, 2007 for the following: (1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (2) each of the Company’s directors; (3) each of the executive officers named in the Summary Compensation Table; and (4) all directors and executive officers of the Company as a group.

	Common Stock	Percentage
Name	Beneficially Owned (1)	Beneficially Owned (2)
FMR Corp. (3)
82 Devonshire Street
Boston, Mass. 02109	12,970,627	15.0%
Sohaib Abbasi (4)	2,168,309	2.4%
David W. Pidwell (5)	353,880	*
A. Brooke Seawell (6)	200,000	*
Janice D. Chaffin (7)	70,000	*
Mark A. Bertelsen (8)	170,000	*
Carl J. Yankowski (9)	50,000	*
Geoffrey W. Squire (10)	73,678	*
Charles J. Robel (11)	28,175	*
Earl E. Fry (12)	1,264,923	1.4%
Girish Pancha (13)	570,664	*
Paul Hoffman (14)	344,063	*
Brian Gentile (15)	81,250	*
All directors and executive officers as a group
(12 persons) (16)	5,374,942	5.9%
____________________

*	Less than one percent of the outstanding Common Stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of Common Stock that the individual has the right to acquire within 60 days of March 1, 2007 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	The total number of shares of Common Stock outstanding as of March 1, 2007 was 86,743,146.

(3)	This information was obtained from filings made with the SEC pursuant to Section 13(g) of the Exchange Act.

(4)	Includes 2,014,165 shares subject to options exercisable within 60 days of March 1, 2007.

(5)	Includes 70,000 shares subject to options exercisable within 60 days of March 1, 2007. Also includes 263,880 shares held of record by the Pidwell Family Living Trust dated June 25, 1987, of which Mr. Pidwell is trustee.

(6)	Includes 190,000 shares subject to options exercisable within 60 days of March 1, 2007.

(7)	Consists solely of shares subject to options exercisable within 60 days of March 1, 2007.

(8)	Consists solely of shares subject to options exercisable within 60 days of March 1, 2007.

(9)	Consists solely of shares subject to options exercisable within 60 days of March 1, 2007.

(10)	Includes 29,850 shares subject to options exercisable within 60 days of March 1, 2007.

(11)	Consists solely of shares subject to options exercisable within 60 days of March 1, 2007.

(12)	Includes 1,242,665 shares subject to options exercisable within 60 days of March 1, 2007.

(13)	Consists solely of shares subject to options exercisable within 60 days of March 1, 2007.

(14)	Includes 334,374 shares subject to options exercisable within 60 days of March 1, 2007.

(15)	Consists solely of shares subject to options exercisable within 60 days of March 1, 2007.

(16)	Includes 4,851,143 shares subject to options exercisable within 60 days of March 1, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and certain persons who own more than 10% of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during 2006, the Company believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company’s Compensation Committee is currently composed of Ms. Chaffin and Messrs. Pidwell and Yankowski. No interlocking relationship exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

TRANSACTIONS WITH MANAGEMENT

Policies and Procedures for the Review and Approval of Related Party Transactions

     Pursuant to the charter of the Audit Committee, our Audit Committee reviews and approves in advance any proposed related party transactions. In addition, in accordance with our Code of Business Conduct, directors, officers and employees should generally avoid conducting Informatica business in which a family member is associated in any significant role, or with other related parties. Related party transactions will be disclosed in the applicable SEC filing as required by the rules of the SEC.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2006 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

			Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category (1)	(a)	(b)	(c)
Equity compensation plans
approved by stockholders	17,283,152	$8.72	18,825,220 (2)
Equity compensation plans
not approved by stockholders	724,057 (3)	$5.57	769,264 (4)
Total	18,007,209	$8.59	19,594,484
____________________

(1)	See Note 2 to Notes to Consolidated Financial Statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2006, for a description of the terms of our equity compensation plans.

(2)	Includes 11,671,710 shares of Common Stock reserved for issuance under the Company’s 1999 Stock Incentive Plan and 1999 Non-Employee Director Stock Incentive Plan and 7,153,510 shares of Common Stock reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan. The Company’s 1999 Stock Incentive Plan incorporates an evergreen formula pursuant to which on January 1 of each year, the aggregate number of shares of Common Stock reserved for issuance under the 1999 Stock Incentive Plan will increase by a number of shares equal to the lesser of (i) 5% of the total amount of fully diluted Common Stock shares outstanding as of that date, (ii) 16,000,000 shares or (iii) a lesser number of shares determined by the administrator of the 1999 Stock Incentive Plan. The Company’s 1999 Employee Stock Purchase Plan additionally incorporates an evergreen formula pursuant to which on January 1 of each year, the aggregate number of shares of Common Stock reserved for issuance will increase by a number of shares equal to the lesser of (i) 2% of the total amount of fully diluted Common Stock shares outstanding as of that date or (ii) 6,400,000 shares. For purposes of determining the number of shares outstanding as of January 1, all outstanding classes of securities of the Company, convertible notes, warrants, options and any other awards granted under the 1999 Stock Incentive Plan that are convertible or exercisable presently or in the future by the holder into shares of Common Stock shall be deemed to be outstanding. This number does not include 4,647,101 and 1,858,840 shares which were added, pursuant to the evergreen formula, to the shares reserved for issuance under the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan, respectively, on January 1, 2007.

(3)	Includes outstanding options to purchase (i) 157,728 shares of Common Stock at a weighted-average exercise price of $2.14 granted under Itemfield, Inc.’s stock option plan, which Informatica assumed in connection with the acquisition of Itemfield in December 2006, (ii) 81,533 shares of Common Stock at a weighted-average exercise price of $1.03 granted under Similarity’s Vector Technologies (SivTech) Limited’s stock option scheme, which Informatica assumed in connection with the acquisition of Similarity Systems Limited in January 2006, (iii) 67,190 shares of Common Stock at a weighted-average exercise price of $0.79 granted under Striva Corporation’s stock option plan, which Informatica assumed in connection with the acquisition of Striva in September 2003, and (iv) 19,842 shares of Common Stock at a weighted-average exercise price of $6.11 granted under Zimba’s Corporation’s stock option plan, which Informatica assumed in connection with the acquisition of Zimba in August 2000. The Company did not reserve the right to make subsequent grants or awards under any of the aforementioned plans. In addition, this number includes options to purchase 397,764 shares of Common Stock at a weighted-average exercise price of $8.64 granted by Informatica under the 2000 Employee Stock Incentive Plan described below.

(4)	Represents shares of Common Stock available for future issuance under the 2000 Employee Stock Incentive Plan.

2000 Employee Stock Incentive Plan

     In January 2000, the Board of Directors adopted the 2000 Employee Stock Incentive Plan (the “2000 Incentive Plan”), under which 1,600,000 shares were reserved for issuance. The 2000 Incentive Plan is not subject to stockholder approval. Under the 2000 Incentive Plan, eligible employees and consultants may be awarded stock options, stock appreciation rights, restricted shares and stock units. No stock options, stock appreciation rights, restricted shares or stock units from the 2000 Incentive Plan may be granted to directors or executive officers of the Company. The 2000 Incentive Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. The 2000 Incentive Plan does not provide for the grant of incentive stock options. The exercise price for non-qualified options may not be less than 85% of the fair value of the Common Stock at the option grant date. The 2000 Incentive Plan is administered by the Compensation Committee of the Board of Directors. Options granted are exercisable over a maximum term of ten years from the date of grant and generally vest over a period of four years from the date of grant.

COMPENSATION DISCUSSION AND ANALYSIS

     Compensation Committee. Our Compensation Committee (the “Committee”), which serves under and at the discretion of our Board of Directors, is empowered to review and approve, or in certain circumstances recommend for the approval of the full Board the annual compensation for and compensation policies applicable to the Company’s executive officers, including the Company’s Chief Executive Officer.

     Our Compensation Committee is primarily responsible for reviewing and evaluating the competitiveness of our executive compensation programs and setting the compensation for executive officers, including annual base salary, annual non-equity incentive bonus, stock option grants, other benefits and any severance or change in control arrangements. In addition the Committee oversees the Company’s overall compensation philosophy and framework and administers the equity compensation plans. The Committee’s charter, which is approved by the Board, is available in the “Investor Relations” section of our website at http://www.informatica.com.

     The Committee meets at least quarterly usually in tandem with the quarterly Board of Directors’ meetings. Members of the Committee also often meet with the Company personnel as a part of the compensation planning and administration process throughout the year. During its first meeting in January, the Committee reviews and approves for the year ahead the compensation philosophy, option ranges for hiring and retention, bonus metrics and benefits. In addition, the first meeting of the year is used to finalize executive compensation plans for the upcoming year.

     The Compensation Committee currently consists of Ms. Chaffin, Mr. Yankowski and Mr. Pidwell with Mr. Pidwell acting as the Chairman of the Committee. Each member is independent as that term is defined pursuant to the Committee’s charter in terms of the independence requirements of The NASDAQ Stock Market, the non-employee director definition under Section 16 of the Securities Exchange Act of 1934 and the outside director definition in Section 162(m) of the Internal Revenue Code of 1986. No Committee members are former or current officers or employees of Informatica or any of its subsidiaries.

Compensation Programs Discussion and Analysis

     This section discusses the principles underlying our executive compensation programs, policies and decisions and important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by the Company’s Chief Executive Officer, Chief Financial Officer and three other named executive officers listed in the Summary Compensation Table on page 18 (collectively referred to as “NEOs”).

Objectives of Compensation Programs

     The principal objective of the Company’s compensation programs is to attract and retain top-tier talent to the organization, and further to motivate and reward employees who continually drive strong results for the Company and its stockholders. Our compensation philosophy, and the programs adopted in accordance with that philosophy, are driven by the belief that employee performance and success will result in economic growth for the Company, which will have the effect of increasing stockholder value.

     Our executives are compensated under the same programs and in generally the same fashion as employees at other levels within the organization; although certain executive compensation elements are more heavily weighted towards overall Company performance. Rewarding strong performance and contribution, regardless of seniority within the Company, is an important part of the Company’s culture and core values.

     A significant portion of the overall compensation portfolio for our executive officers is directly tied to Company performance, ensuring that executive compensation, our financial results and stockholder value are properly aligned. The compensation programs also seek to maintain the proper balance between short and long-range performance objectives by appropriately rewarding executive officers on the achievement of the Company’s current business plan objectives, as well as on the long-term increase in the Company’s net worth and resulting improvement in stockholder value.

What Our Compensation Programs are Designed to Reward

     The various elements that make up our compensation programs, and which are described below, are designed to work together to attract, retain, and motivate highly qualified and focused executives and individual employees and to reward those individuals for strong performance. To ensure the principle objectives of aligning strong performance with the Company’s short and longer-term business goals, we have two key elements in the overall program:

  The Company’s non-equity incentive plan which focuses on driving results for the fiscal year ahead. All of our executive officers participate in this bonus plan which directly rewards our executives for achievement against annual Company performance goals. The Company performance criteria against which achievement is measured and the actual bonus targets are determined by the Compensation Committee in consultation with the Board of Directors and the Company’s Chief Executive Officer and Chief Financial Officer.

  The Company’s equity incentive plans which are key to long-term performance. We grant employee stock options to executives under the Company’s 1999 Stock Incentive Plan (the “Option Plan”) and we sponsor an Employee Stock Purchase Plan (“ESPP”) with the belief that such equity incentive programs foster an entrepreneurial spirit and serve to properly incent our executive team to focus their efforts on building stockholder value through meeting longer-term financial and strategic goals. In addition, the grant of stock options and participation in the sponsored ESPP are often key in attracting and retaining high caliber talent, including executives, in the competitive technology labor market.

Elements of the Company’s Compensation Programs; Why the Company Chose to Pay Each Element; and Information Considered or Formulas Used in Determining Amounts in Each Element

     As discussed above, the Company’s overall compensation strategy is designed to attract top-tier talent to our executive ranks as well as to the general employee population, to motivate and reward those employees for delivering strong results and to ensure that key contributors to the Company’s success are retained within the organization.

     As a general matter, the Compensation Committee consults with the Company’s Human Resources leadership, and when appropriate, with outside executive and employee compensation and benefits consultants, to assist in the evaluation of and recommendations related to the Company’s executive compensation program and each of the elements under the program. In 2004, in connection with the recruitment and hiring of the Company’s current Chief Executive Officer, the Compensation Committee engaged Compensia, Inc. as an independent outside compensation consultant to advise the Committee on compensation practices and policies relating to that hire. Since that time, the Company and the Compensation Committee have retained Compensia in connection with the review of the Company compensation programs and policies for the Company executives as well as the Board of Directors. Compensia receives compensation from the Company on a fee-per-project basis.

     While the Compensation Committee may, from time to time, consult with the Company’s Chief Executive Officer or Chief Financial Officer in connection with the planning or evaluation of compensation program-related matters, the Committee ultimately drives the process for establishing the executive compensation programs and remains responsible for oversight and control of the overall program and the individual elements of that program.

     The following summary compensation table includes the compensation elements that were earned by our NEOs for the fiscal year period ended December 31, 2006 (the “2006 Fiscal Year”). Each element is discussed in more detail below the table.

SUMMARY COMPENSATION TABLE - FISCAL YEAR 2006

											Change in
											pension
											value and
											non-qualified
							Option		Non-equity		deferred	All other
						Stock	awards($)		incentive plan		compensation	compensation
Name and principal position	Year	Salary($)		Bonus($)		awards($)	(4)		compensation($)		earnings($)	($) (11)	Total($)
Sohaib Abbasi	2006	450,000		—		—	3,082,029	(5)	278,438		—	—	3 ,810,467
Chairman & Chief Executive Officer

Earl Fry	2006	320,000		34,384	(3)	—	540,476	(6)	138,600		—	1,500	1,034,960
Chief Financial Officer,
Executive Vice President and Secretary

Girish Pancha	2006	285,000		—		—	456,167	(7)	123,441		—	1,500	866,108
Executive Vice President,
Products

Paul Hoffman	2006	320,000		—		—	646,752	(8)	206,051	(10)	—	1,500	1,174,303
Executive Vice President,
Worldwide Sales

Brian Gentile (1)	2006	246,538	(2)	—		—	428,747	(9)	79,784		—	1,500	756,569
Executive Vice President,
Chief Marketing Officer
____________________

(1)	Mr. Gentile joined the Company as Executive Vice President, Chief Marketing Officer effective March 6, 2006.

(2)	Mr. Gentile’s annual salary was $300,000 but is pro-rated given his hire date.

(3)	This amount includes $22,092 of travel and related expenses and $12,292 of gross-up payments which were provided to reward effort related to an acquisition.

(4)	These amounts reflect the 2006 FAS 123(R) compensation cost incurred by the Company for all stock options granted prior to and including 2006 to the particular executive officer and do not correspond to the actual value that could or will be recognized by the particular individual. Please refer to Note 2 in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for our assumptions related to the FAS 123(R) compensation cost calculations. The calculations reflected in this table do not include any forfeiture rate estimates.

(5)	The included grants are as follows: 60,000 options granted on February 2, 2004 with an exercise price of $9.86 with a three year vesting period (for services as a director), 2,600,000 options granted on July 19, 2004 with an exercise price of $5.69 with a four year vesting period with a one year cliff and 500,000 options granted on December 30, 2005 with an exercise price of $12.00 with a four year monthly vesting period.

(6)	The included grants are as follows: 66,000 options granted on March 18, 2002 with an exercise price of $8.06 with a four year monthly vesting period, 35,000 options granted on September 9, 2002 with an exercise price of $4.05 with a four year monthly vesting period, 100,000 options granted on May 8, 2003 with an exercise price of $6.63 with a four year monthly vesting period, 175,000 options granted on April 30, 2004 with an exercise price of $7.26 with a four year monthly vesting period, 100,000 options granted on October 27, 2004 with an exercise price of $7.64 with a four year monthly vesting period, 75,000 options granted on April 29, 2005 with an exercise price of $7.73 with a four year monthly vesting period and 150,000 options granted on April 11, 2006 with an exercise price of $15.26 with a four year monthly vesting period.

(7)	The included grants are as follows: 54,000 options granted on March 18, 2002 with an exercise price of $8.06 with a four year monthly vesting period, 55,000 options granted on September 9, 2002 with an exercise price of $4.05 with a four year monthly vesting period, 100,000 options granted on May 8, 2003 with an exercise price of $6.63 with a four year monthly vesting period, 175,000 options granted on April 30, 2004 with an exercise price of $7.26 with a four year monthly vesting period, 100,000 options granted on October 27, 2004 with an exercise price of $7.64 with a four year monthly vesting period, 50,000 options granted on April 29, 2005 with an exercise price of $7.73 with a four year monthly vesting period and 100,000 options granted on April 11, 2006 with an exercise price of $15.26 with a four year monthly vesting period.

(8)	The included grants are as follows: 550,000 options granted on January 4, 2005 with an exercise price of $7.48 with a four year vesting period with a one year cliff and 100,000 options granted on April 11, 2006 with an exercise price of $15.26 with a four year monthly vesting period.

(9)	This amount reflects the 2006 FAS 123R compensation cost incurred by the Company for the March 6, 2006 new hire grant of 300,000 options with an exercise price of $16.03 with a four year vesting period with a one year cliff and subsequent monthly vesting.

(10)	$138,731 of this amount is commission compensation as is more fully described in the Grants of Plan-Based Awards table below.

(11)	The amounts in this column are all the $1,500 401(k) match provided by the Company.

     The individual elements that make up the Company’s executive compensation programs include the following:

Base Salary

     The Compensation Committee, working closely with the Company’s Human Resources professionals, strives to set executive base salary pay and total cash compensation at sufficiently high levels to attract and retain a strong and motivated leadership team in an increasingly competitive technology market.

     Annual base salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s level of responsibility, general salary practices of a basket of comparable companies and the individual officer’s specific qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria including individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation data from the basket of companies with which the Company competes for executive talent, and the Company’s recent financial performance. The weight given to each factor by the Compensation Committee in its determination of any merit salary increase may vary from individual to individual.

     For executive pay, the Company uses Radford executive pay surveys as well as data provided by Compensia which focuses its market analysis on similar mid-sized, fast-growing software companies.

Non-Equity Incentive Plan

     The Company’s executive compensation program includes a non-equity incentive plan element which we believe appropriately motivates our executive officers and management to focus proper efforts on the achievement of annual performance goals tied to top and bottom-line results.

     The Company performance criteria against which achievement is measured and the actual bonus targets are determined by the Compensation Committee in consultation with the Board of Directors and the Company’s Chief Executive Officer and Chief Financial Officer. The bonus targets for each executive position are determined using competitive market data provided by external consultants and may vary according to certain criteria which include job function, market competitive data and the scope of the executive officer’s position and on-going duties.

     The bonus plan is designed to closely link reward with achievement against Company performance target metrics – with bonuses paid out after the second calendar quarter for performance against targets achieved in the first half of the year, and after the fourth calendar quarter for performance against targets achieved in the second half of the year. These target metrics are directly linked to top-line and bottom-line Company performance with targets being specifically tied to two internal key performance indicators, net license orders and operating income adjusted for certain items, such as charges related to restructuring and acquisitions, stock-based compensation and other non-recurring, non-cash charges, if any. These targets are set at levels requiring significant growth or improvement from the prior fiscal year’s performance and the bonus plan sets a minimum threshold for any payout at 80% achievement of each target metric measured on a semi-annual basis.

     For executive officers in the 2006 Fiscal Year, with the exception of our Executive Vice President, Sales, 100% of the executive’s bonus earnings potential was tied to achievement against the internal Company performance metrics described above. The plan provides for the potential of over achievement against these performance metrics with a cap set at 200% of the executive’s target that would be reached at the extremely difficult achievement of over 140% on all of the performance metrics. Such maximum has not been reached in the company’s history. For the Executive Vice President, Sales, a portion of his non-equity incentive plan compensation is based on the achievement of the performance metrics but the remainder is structured as commissions earned against achievement of a global target for license sales of the Company’s software products and the sale of support and services sold in connection with such licenses.

     Actual amounts paid to our executives are approved by the Compensation Committee in consultation with the Company’s Chief Executive Officer. An individual executive may earn more or less than his or her potential target based on factors including individual performance and contributions to the Company’s success during the measurement period.

     The following grant of plan-based awards table contains information regarding our NEOs related to (1) our non-equity incentive plan ranges for the 2006 Fiscal Year discussed above; and (2) grants of stock options during the 2006 Fiscal Year discussed below.

GRANTS OF PLAN-BASED AWARDS - FISCAL YEAR 2006

											Grant
											Date
								All other	All other		Fair
					Estimated future payouts			stock	option	Exercise	Value of
		Estimated future payouts under			under equity incentive plan			awards:	awards:	or base	Stock
		non-equity incentive plan awards			awards			Numer of	Number of	price of	and
			Target					shares of	securities	option	Option
	Grant	Threshold	($)	Maximum	Threshold	Target	Maxium	stock or	underlying	awards	Award($)
Name	date	($)	(2) (3)	($) (4)	(#)	(#)	(#)	units(#)	options(#)	($/Sh)	(7)
Sohaib Abbasi	—	—	450,000	900,000	—	—	—	—	—		—
Earl Fry	4/11/2006	—	224,000	448,000	—	—	—	—	150,000 (5)	$15.26	960,165
Girish Pancha	4/11/2006	—	199,500	399,000	—	—	—	—	100,000 (5)	$15.26	640,110
Paul Hoffman	4/11/2006	—	272,000	544,000	—	—	—	—	100,000 (5)	$15.26	640,110
Brian Gentile (1)	3/6/2006	—	165,000	330,000	—	—	—	—	300,000 (6)	$16.03	2,088,000

____________________

(1)	Mr. Gentile joined the Company as Executive Vice President, Chief Marketing Officer effective March 6, 2006.

(2)	The target amounts represent the compensation the particular officer would receive assuming the Company’s 100% achievement of both performance target metrics as explained above. The performance target metrics are approved by the Compensation Committee during its first meeting of the year. Performance against the targets are examined by the Compensation Committee twice yearly: once after the second quarter and then after the fourth quarter, once results are known. As such, the payments related to the awards are made in the third quarter (relating to first and second quarter performance) and in the first quarter of the following year (relating to the third and fourth quarter performance).

(3)	Actual non-equity incentive plan awards for Fiscal 2006 were:

Mr. Abbasi	$278,438
Mr. Fry	$138,600
Mr. Pancha	$123,441
Mr. Hoffman	$206,051	($67,320 related to corporate performance and $138,731
		as commission compensation as described above)
Mr. Gentile	$79,784	(reflects proration given his hire date)

(4)	The maximum non-equity incentive plan awards listed are triggered if the Company achieves in excess of 140% of each of its performance metrics. Such achievement would be extremely difficult given the aggressive metrics and this maximum has not been reached in the company’s history.

(5)	These option grants are annual refresh grants with four year monthly vesting.

(6)	This option grant is Mr. Gentile’s new hire grant which has a four year vesting schedule with a one year cliff and subsequent monthly vesting. Given his hiring in March of 2006, Mr. Gentile was not eligible for an annual refresh grant.

(7)	Please refer to Note 2 in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for our assumptions related to the FAS 123(R) compensation cost calculations. These amounts reflect the 2006 FAS 123(R) compensation cost incurred by the Company for the stock options granted during 2006 to the particular executive officer and do not correspond to the actual value that could or will be recognized by the particular individual. The calculations reflected in this table do not include any forfeiture rate estimates.

Equity Based Incentive Plans

     The Company’s executive compensation program includes two equity incentive plans, the Option Plan and the ESPP, which we believe, properly focus the attention of the recipient on the Company’s long-term performance and on increasing shareholder value. Awards under these equity based incentive plans also serve as a valuable retention component to the overall compensation strategy.

     Our Compensation Committee acts as the plan administrator for both the Option Plan and the ESPP; however, the Option Plan empowers only the Board of Directors to grant employee stock options to the Company’s executive officers. In line with its responsibility to set compensation for the Company’s executive officers, the Compensation Committee makes recommendations to the full Board on the amount of and terms under which options are granted to executive officers whether for initial new hire grants, promotional grants or annual refresh grants. As of January 2007, the Board reviews and approves the annual refresh option grants to the executives as a part of the review of their overall annual compensation package at the first meeting of the year.

     Options ranges are set for each level and position within the Company for both new hire grants and annual retention grants and are reviewed and approved by the Compensation Committee at the start of each fiscal year. Ranges are built to balance the need to use equity grants to provide significant attraction and retention value and to work within the Company’s target dilution rate. These options ranges provide reference guidelines for the Chief Executive Officer, Human Resources, the Compensation Committee and the Board when hiring new executives to the Company. Additionally, the Compensation Committee often looks to market data provided by third party consultants to ensure that new hire equity grants for executive officers are within the target positioning levels in the Company’s basket of comparable companies.

     The principal factors considered in granting stock options to executive officers of the Company are prior performance, level of responsibility, total compensation profile, and the executive officer’s ability to influence the Company’s long-term growth and profitability. In reviewing annual refresh grants, analysis is also conducted on the amount of vested and unvested options that the particular executive has from prior grants and the retention value of such options.

     All full time employees are eligible to participate in our ESPP which provides a fifteen percent (15%) discount on purchase of shares twice a year. Executive officers may participate in this plan on the same plan terms as all other employees.

     While the Company does encourage all of its employees to become owners of the Company and own shares of the Company’s stock, the Company does not currently set guidelines on minimum stock ownership for executive officers or directors. This is reviewed periodically and discussed as part of the Company’s corporate governance strategy.

     During the 2006 Fiscal Year, none of the NEOs exercised stock options.

     The following Outstanding Equity Awards table contains information regarding option awards outstanding for the NEOs as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

	Option awards						Stock awards
										Equity
										incentive
									Equity	plan
									incentive	awards:
			Equity						plan	Market
			incentive						awards:	or payout
			plan						Number of	value of
			awards:					Market	unearned	unearned
	Number of	Number of	Number of				Number of	value of	shares,	shares,
	securities	securities	securities				shares or	shares or	units or	units or
	underlying	underlying	underlying		(2)		units of	units of	other	other
	unexercised	unexercised	unexercised	Option	Option		stock that	stock that	rights that	rights that
	options (#)	options (#)	unearned	exercise	expiration		have not	have not	have not	have not
Name	Exercisable	Unexercisable	options(#)	price($)	date		vested(#)	vested($)	vested(#)	vested($)
Sohaib Abbasi	56,650	3,350	—	9.8600	2/2/2009	(3)	—	—	—	—
	1,570,833	1,029,167	—	5.6900	7/19/2014	(4)	—	—	—	—
	125,000	375,000	—	12.0000	12/30/2012	(5)	—	—	—	—

Earl Fry	720,000	—	—	7.9000	12/1/2009	(6)	—	—	—	—
	55,000	—	—	7.9000	3/12/2011	(7)	—	—	—	—
	66,000	—	—	8.0600	3/18/2012	(8)	—	—	—	—
	35,000	—	—	4.0500	9/9/2012	(9)	—	—	—	—
	89,583	10,417	—	6.6300	5/8/2010	(10)	—	—	—	—
	116,666	58,334	—	7.2600	4/30/2011	(11)	—	—	—	—
	54,166	45,834	—	7.6400	10/27/2011	(12)	—	—	—	—
	31,250	43,750	—	7.7300	4/29/2012	(13)	—	—	—	—
	25,000	125,000	—	15.2600	4/11/2013	(14)	—	—	—	—

Girish Pancha	150,000	—	—	7.9000	8/31/2010	(15)	—	—	—	—
	30,000	—	—	17.0625	3/12/2011	(16)
	54,000	—	—	8.0600	3/18/2012	(17)	—	—	—	—
	55,000	—	—	4.0500	9/9/2012	(18)	—	—	—	—
	89,583	10,417	—	6.6300	5/8/2010	(19)	—	—	—	—
	116,666	58,334	—	7.2600	4/30/2011	(20)	—	—	—	—
	54,166	45,834	—	7.6400	10/27/2011	(21)	—	—	—	—
	20,833	29,167	—	7.7300	4/29/2012	(22)	—	—	—	—
	16,666	83,334	—	15.2600	4/11/2013	(23)	—	—	—	—

Paul Hoffman	263,541	286,459	—	7.4800	1/4/2012	(24)	—	—	—	—
	16,666	83,334	—	15.2600	4/11/2013	(25)	—	—	—	—

Brian Gentile (1)	—	300,000	—	16.0300	3/6/2013	(26)	—	—	—	—

____________________

(1)	Mr. Gentile joined the company as Executive Vice President, Chief Marketing Officer effective March 6, 2006.

(2)	Prior to April 2003, the grants issued by the Company were for ten year terms. After that time, the grants have been for seven year terms.

(3)	This grant was automatically issued to Mr. Abbasi when he joined the Company’s Board of Directors in February 2004 and as a director grant, has a five year term. Please see “Director Compensation”. He was not an employee of the Company at that time. The grant date is February 2, 2004 and the grant vests over three years with a one year cliff and then monthly through February 2, 2007.

(4)	This grant is a new hire grant dated July 19, 2004. It vests over four years with a one year cliff and then subsequent monthly vesting until July 19, 2008. The grant has a ten year term.

(5)	This grant is a refresh grant dated December 30, 2005. It vests over four years with monthly vesting until December 30, 2009. It has a seven year term.

(6)	This grant was issued as a part of the Company’s options repricing in March of 2002. The expiration date for such options was set as the expiration date of the originally issued options.The original grant was a new hire grant dated December 1, 1999. It vested over five years with a one year cliff and then subsequent monthly vesting until December 1, 2004. The grant has a ten year term.

(7)	This grant was issued as a part of the Company’s options repricing in March of 2002. The expiration date for such options was set as the expiration date of the originally issued options.The original grant was a refresh grant dated March 12, 2001. It vested over four years with monthly vesting until March 12, 2005. The grant has a ten year term.

(8)	This grant is a refresh grant dated March 18, 2002. It vested over four years with monthly vesting until March 18, 2006. It has a ten year term.

(9)	This grant is a refresh grant dated September 9, 2002. It vested over four years with monthly vesting until September 9, 2006. It has a ten year term.

(10)	This grant is a refresh grant dated May 8, 2003. It vests over four years with monthly vesting until May 8, 2007. It has a seven year term.

(11)	This grant is a refresh grant dated April 30, 2004. It vests over four years with monthly vesting until April 30, 2008. It has a seven year term.

(12)	This grant is a refresh grant dated October 27, 2004. It vests over four years with monthly vesting until October 27, 2008. It has a seven year term.

(13)	This grant is a refresh grant dated April 29, 2005. It vests over four years with monthly vesting until April 29, 2009. It has a seven year term.

(14)	This grant is a refresh grant dated April 11, 2006. It vests over four years with monthly vesting until April 11, 2010. It has a seven year term.

(15)	This grant was issued as a part of the Company’s options repricing in March of 2002. The expiration date for such options was set as the expiration date of the originally issued options. The original grant was a new hire grant dated August 31, 2000. It vested over four years with a one year cliff and then subsequent monthly vesting until August 31, 2004. The grant has a ten year term.

(16)	This grant is a refresh grant dated March 12, 2001. It vested over four years with monthly vesting until March 12, 2005. It has a ten year term.

(17)	This grant is a refresh grant dated March 18, 2002. It vested over four years with monthly vesting until March 18, 2006. It has a ten year term.

(18)	This grant is a refresh grant dated September 9, 2002. It vested over four years with monthly vesting until September 9, 2006. It has a ten year term.

(19)	This grant is a refresh grant dated May 8, 2003. It vests over four years with monthly vesting until May 8, 2007. It has a seven year term.

(20)	This grant is a refresh grant dated April 30, 2004. It vests over four years with monthly vesting until April 30, 2008. It has a seven year term.

(21)	This grant is a refresh grant dated October 27, 2004. It vests over four years with monthly vesting until October 27, 2008. It has a seven year term.

(22)	This grant is a refresh grant dated April 29, 2005. It vests over four years with monthly vesting until April 29, 2009. It has a seven year term.

(23)	This grant is a refresh grant dated April 11, 2006. It vests over four years with monthly vesting until April 11, 2010. It has a seven year term.

(24)	This grant is a new hire grant dated January 4, 2005. It vests over four years with a one year cliff and then subsequent monthly vesting until January 4, 2009. The grant has a seven year term.

(25)	This grant is a refresh grant dated April 11, 2006. It vests over four years with monthly vesting until April 11, 2010. It has a seven year term.

(26)	This grant is a new hire grant dated March 6, 2006. It vests over four years with a one year cliff and then subsequent monthly vesting until March 6, 2010. The grant has a seven year term.

Other Benefits

     The Company has adopted certain general employee benefits plans in which executive officers are permitted to participate on parity with other employees. The benefits plans vary by geography to account for statutory requirements and local market practices but the core offerings are similar. The primary benefits plans in the United States which are available to all U.S. employees who work at least twenty-four hours per week are:

  Flexible time off for vacation or care of a personal or family illness;

  Medical, dental and vision coverage;

  Disability Insurance with the same coverage and payout levels regardless of seniority;

  Basic Life and Accidental Death & Dismemberment Insurance with the same coverage and payout levels regardless of seniority ; and

  401(k) savings plan with Company match up to $1,500.

Executive Severance Arrangements

     The Company has entered into agreements with its NEOs regarding severance arrangements. Such agreements are standard in our industry and are necessary in order to attract the best talent for these executive positions. We have a standard agreement for our Executive Vice Presidents which has been signed by Mr. Fry, Mr. Pancha, Mr. Hoffman and Mr. Gentile. The following is a summary of the material terms and conditions in this standard Executive Severance Agreement:

     Term of Agreement. Each agreement has an initial term of two years, and provides that the initial term will be automatically extended each year for an additional one year term unless the Company informs the executive officer at least ninety days prior to the date of automatic renewal that it is electing not to extend the term.

     Severance. In the event that the Company terminates the executive officer’s employment without cause or the executive resigns for good reason as such terms are defined in the agreements, and such termination occurs within the time period beginning on the date three months preceding a change of control of the Company and ending on the date twelve months following a change of control, the executive officer will receive the following severance package: (1) continued payment of the executive officer’s base salary for a period of twelve months; (2) reimbursement for benefits premiums for a maximum of twelve months (to cease once eligible for similar benefits from another employer); and (3) twelve months accelerated vesting for any equity awards that are outstanding as of the date that the executive officer’s employment is terminated.

     Conditions. The severance payments, continued benefits, and accelerated vesting will be subject to the executive officer entering into (and not subsequently revoking): (1) a separation agreement and release of claims in a form satisfactory to the Company and the executive officer; (2) a non-compete and non-solicitation agreement that would be in effect during the 12 month period in which the executive officer receives continuing salary from the Company; and (3) a non-disparagement agreement.

Estimated Payments and Vesting Upon Termination Related to a Change in Control
(as described above) as if on December 31, 2006

			Reimbursement for Premiums
	Salary paid	Value of Accelerated	Paid for Medical, Dental and
Name	over 12 months	Options (1)	Vision Benefits for 12 Months (2)
Earl Fry	$320,000	$472,939	$14,053
Girish Pancha	$285,000	$444,939	$13,492
Paul Hoffman	$320,000	$650,375	$9,938
Brian Gentile.	$300,000	$0	$14,053
____________________

(1)	Each amount was calculated by adding up the value of each of the stock options that would accelerate (which is the market price on December 31, 2006 ($12.21) minus the particular option’s exercise price).

(2)	Each amount reflects the annual cost of COBRA coverage to maintain the medical, dental and vision benefits currently provided to each individual.

     For our Chief Executive Officer, the terms are the same as detailed above, with the following additions in the change of control situation, the Chief Executive Officer receives: (1) lump-sum payments, paid at the time the then-current fiscal year bonuses are paid to other executives, equal in total to his then-current target bonus; (2) an additional twelve months accelerated vesting for any equity awards that are outstanding as of the date that the executive officer’s employment is terminated (for a total of twenty-four months acceleration); and (3) a tax “gross-up” payment in the event any of the foregoing benefits subject the Chief Executive Officer to excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code which could include income and employment taxes on such tax gross up payment as well as interest and penalties.

Estimated Payments and Vesting Upon Termination Related to a Change in Control
(as described above) as if on December 31, 2006

Total Target
Bonus paid in two
			payments at the time	Reimbursement for
			paid to other officers	Premiums Paid for
		Value of	(typically August	Medical, Dental and
	Salary paid	Accelerated	and following	Vision Benefits for	Tax Gross-Up
Name	over 12 months	Options (1)	February)	12 Months (2)	Payment
Sohaib Abbasi	$450,000	$6,770,541	$450,000	$14,053	$720,371
____________________

(1)	This amount was calculated by adding up the value of each of the stock options that would accelerate (which is the market price on December 31, 2006 ($12.21) minus the particular option’s exercise price).

(2)	This amount reflects the annual cost of COBRA coverage to maintain the medical, dental and vision benefits currently provided to the Chief Executive Officer.

     Also the Chief Executive Officer receives severance benefits if Company terminates his employment without cause or he resigns for good reason without any change of control. Such benefits would be: (1) continued payment of his base salary for twelve months; (2) lump-sum payments, paid at the time fiscal year bonuses are paid to other executives, equal in total to his then-current target bonus; (3) reimbursement for benefits premiums for a maximum of twelve months (to cease once eligible for similar benefits from another employer); and (4) twelve months accelerated vesting for any equity awards that are outstanding as of the date that his employment is terminated.

Estimated Payments and Vesting Upon Termination (as described above) as if on December 31, 2006

			Total Target Bonus paid	Reimbursement for
			in two payments at the	Premiums Paid for
		Value of	time paid to other officers	Medical, Dental and
	Salary paid	Accelerated	(typically August and	Vision Benefits for 12
Name	over 12 months	Options (1)	following February)	Months (2)
Sohaib Abbasi	$450,000	$4,272,123	$450,000	$14,053
____________________

(1)	This amount was calculated by adding up the value of each of the stock options that would accelerate (which is the market price on December 31, 2006 ($12.21) minus the particular option’s exercise price).

(2)	This amount reflects the annual cost of COBRA coverage to maintain the medical, dental and vision benefits currently provided to the Chief Executive Officer.

Stock Option Grant Process

     Our Option Plan provides that only the Board of Directors has the authority to grant options to Section 16 officers of the Company. As such, the Board approves grants to new Section 16 officers as well as approves refresh and promotional grants to Section 16 officers.

     The Company does not have any plan or practice to time option grants in coordination with the release of material non-public information. Our process as of November 2006 included making such grants to executives only at formal in-person Board meetings during the initial month of each quarter. The effective grant date and strike price is set as of the first business day of the second month of the quarter if such date is in an open window or if not, the next date that is in an open window, for new hire, promotion and refresh grants. The vesting commencement date is the executive start date for the new hire grants, the effective promotion date for promotional grants, and the actual grant date for the refresh grants. Prior to November 2006, the process allowed for granting of stock options by the Board by unanimous written consent and for granting of stock options by the Board with an effective date and strike price of the meeting or consent date.

     For all other employees, the Compensation Committee approves new hire, promotional and refresh option grants. The timing, effective grant date, the strike price and the vesting commencement date are as set forth for the executive officers above.

Accounting and Tax Considerations

     The Compensation Committee conducts annual reviews of the efficacy and affordability of the Company’s compensation programs. Prior to the applicability of the FAS 123(R) regulations, the ESPP was adjusted to provide for only a six month look-back period (instead of the prior twenty four month look-back period) but the 15% discount was maintained, given the value of this program to employees and the importance placed on this benefit by our employees. Section 162(m) of the Internal Revenue Code (“IRC”) disallows a deduction by the Company for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance-based compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Company has not adopted a policy that all compensation must be deductible. The Company does not have any deferred compensation plans so the Company has not adopted any policies related to Section 409A.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on such review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in to the Company’s Form 10-K for the annual period ended December 31, 2006.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS David W. Pidwell Janice D. Chaffin Carl J. Yankowski

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The independent registered public accounting firm, E&Y, is responsible for auditing these financial statements and performing an attestation of the Company’s internal controls. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements or guarantee the audits or reports of the independent auditors, nor is it the duty of the Audit Committee to certify that the independent auditor is “independent” under applicable rules. These are the fundamental responsibilities of Company management and the independent auditors. In the performance of its oversight function, the Audit Committee has:

  reviewed and discussed the audited financial statements with the independent registered public accounting firm and management;

  discussed with Company’s management and the independent registered public accounting firm the evaluation of the Company’s internal controls and the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002;

  discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

  received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm their independence.

     Based upon the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS A. Brooke Seawell Carl J. Yankowski Charles J. Robel

OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Redwood City, California
April 6, 2007

INFORMATICA CORPORATION
100 CARDINAL WAY
REDWOOD CITY, CALIFORNIA 94063

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 16, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Informatica Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 16, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Informatica Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INFOR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
 INFORMATICA CORPORATION

1.	Election of Class I Directors
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Nominees:	01) Janice D. Chaffin 02) Carl J. Yankowski 03) Charles J. Robel
			☐	☐	☐

Vote On Proposals						For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm of Informatica Corporation for the year ending December 31, 2007.					☐	☐	☐

STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

For address changes, please check this box and write them on the back where indicated			☐

NOTE: Please sign exactly as your name appears hereon. When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
INFORMATICA CORPORATION
PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Informatica Corporation, a Delaware corporation (“Informatica”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated April 6, 2007, and hereby appoints Sohaib Abbasi and Earl E. Fry, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Informatica to be held on Thursday, May 17, 2007 at 3:00 p.m. local time at Informatica’s corporate offices located at 100 Cardinal Way, Redwood City, California 94063 and at any adjournment or postponement thereof, and to vote all shares of Common Stock of Informatica held of record by the undersigned on March 30, 2007, as hereinafter specified upon the proposals on the reverse side.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INFORMATICA CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2007. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THESE PROPOSALS.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE